FOR IMMEDIATE RELEASE

Media Relations:
Paulina Heinkel
332.877.5339
Media.request@iff.com

Investor Relations:
Michael Bender
212.708.7263
Investor.Relations@iff.com

IFF Reports First Quarter 2024 Results

NEW YORK - May 6, 2024 - IFF (NYSE: IFF) reported financial results for the first quarter ended March 31, 2024.

First Quarter 2024 Consolidated Summary:

Reported (GAAP)			Adjusted (Non-GAAP)[1]
Sales	Income Before Taxes	EPS	Operating EBITDA	Operating EBITDA Margin	EPS ex Amortization
$2.9 B	$115 M	$0.23	$578 M	19.9%	$1.13

Management Commentary
"We have started the year well, with good results across the majority of our business," said IFF CEO Erik Fyrwald. "In the first quarter, we delivered volume growth and productivity gains, which resulted in solid top-and-bottom-line results on a comparable basis. We are off to a good start, yet recognize that it is still early in the year and uncertainty remains. Based on our performance to date and our outlook for the balance of the year, we believe results will likely trend towards the higher-end of our previously announced guidance ranges.

We also took important steps in our portfolio optimization strategy by reaching an agreement to sell our Pharma Solutions business and completing the previously announced divestiture of our Cosmetic Ingredients business. These actions, along with the rightsizing of our dividend earlier this year, represent significant steps toward our commitment to strengthen our capital structure and improve our debt leverage ratio."

First Quarter 2024 Consolidated Financial Results
•Reported net sales for the first quarter were $2.90 billion, a decrease of 4% versus the prior-year period. On a comparable basis2, currency neutral sales1 increased 5% versus the prior-year period led by growth in Scent, Health & Biosciences and Nourish. Volume grew mid-single digits and continued to improve sequentially across nearly all businesses.
•Income before taxes on a reported basis for the first quarter was $115 million. Adjusted operating EBITDA1 for the first quarter was $578 million. On a comparable basis2, adjusted operating EBITDA1 improved 20% versus the prior-year period, led by volume growth and productivity gains.
•Reported earnings per share (EPS) for the first quarter was $0.23. Adjusted EPS excluding amortization1 was $1.13 per diluted share.
•Cash flows from operations at the end of the first quarter was $99 million, and free cash flow1 defined as cash flows from operations less capital expenditures totaled $(19) million. Total debt to trailing twelve months net loss at the end of the first quarter was (4.1)x. Net debt to credit adjusted EBITDA1 at the end of the first quarter was 4.4x.
1 Schedules at the end of this release contain reconciliations of reported GAAP to Non-GAAP metrics. See Use of Non-GAAP Financial Measures for explanations of our Non-GAAP metrics.
2 Comparable results for the first quarter exclude the impact of divestitures and acquisitions.

First Quarter 2024 Segment Summary: Growth vs. Prior Year

	Reported (GAAP)	Comparable Currency Neutral (Non-GAAP)[1] [2]	Adjusted (Non-GAAP)[1]	Comparable Adjusted (Non-GAAP)[1] [2]
	Sales	Sales	Operating EBITDA	Operating EBITDA
Nourish	(9)%	3%	4%	13%
Health & Biosciences	4%	6%	21%	21%
Scent	6%	16%	50%	55%
Pharma Solutions	(10)%	(11)%	(22)%	(22)%

Nourish Segment
•On a reported basis, first quarter sales were $1.50 billion. On a comparable basis2, currency neutral sales1 increased 3% as strong growth in Flavors was partially offset by softness in Functional Ingredients. Functional Ingredients performance continued to improve sequentially and returned to volume growth, yet declined low-single digits against the year-ago period.
•Nourish adjusted operating EBITDA1 was $216 million and adjusted operating EBITDA margin1 was 14.4% in the first quarter. On a comparable basis2, adjusted operating EBITDA1 increased 13% led by volume growth and productivity gains.

Health & Biosciences Segment
•On a reported basis, first quarter sales were $531 million. On a comparable basis2, currency neutral sales1 increased 6% driven by growth in Cultures & Food Enzymes, Grain Processing, Home & Personal Care and Animal Nutrition.
•Health & Biosciences adjusted operating EBITDA1 was $159 million and adjusted operating EBITDA margin1 was 29.9% in the first quarter. On a comparable basis2, adjusted operating EBITDA1 improved 21% led by volume growth and productivity gains.

Scent Segment
•On a reported basis, first quarter sales were $645 million. On a comparable basis2, currency neutral sales1 increased 16% led by strong double-digit growth in Consumer Fragrance and a mid-single digit increase in Fine Fragrance, with balanced contributions from volume and price.
•Scent adjusted operating EBITDA1 was $157 million and adjusted operating EBITDA margin1 was 24.3% in the first quarter. On a comparable basis2, adjusted operating EBITDA1 increased 55% led primarily by volume growth and productivity gains.

Pharma Solutions Segment
•On a reported basis, first quarter sales were $227 million. On a comparable basis2, currency neutral sales1 decreased 11% primarily due to temporary customer destocking.
•Pharma Solutions adjusted operating EBITDA1 was $46 million and adjusted operating EBITDA margin1 was 20.3% in the first quarter. On a comparable basis2, adjusted operating EBITDA1 declined 22% as productivity gains were more than offset primarily by lower volumes.

Financial Guidance

The Company now expects full year 2024 results to trend towards the higher-end of its previously announced sales guidance range of $10.8 billion to $11.1 billion and adjusted operating EBITDA guidance range of $1.9 billion to $2.1 billion. The Company expects volume to trend towards the higher-end of its previously announced 0% to 3% range, with improvements across the majority of the portfolio. Pricing is now expected to increase approximately 1% versus a decline of approximately 2.5%, principally driven by the impact of foreign exchange rate changes in emerging markets where the Company has index pricing to US and/or EURO exchange rates.

Based on current market foreign exchange rates, the Company expects that foreign exchange will have a 3% to 4% (versus 0 to 1% previously) adverse impact to sales growth.

The Company cannot reconcile its expected adjusted operating EBITDA without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration related costs, gains (losses) on business disposals and regulatory costs.

Audio Webcast

A live webcast to discuss the Company’s first quarter 2024 financial results will be held on May 7, 2024, at 9:00 a.m. ET. The webcast and accompanying slide presentation may be accessed on the Company’s IR website at ir.iff.com. For those unable to listen to the live webcast, a recorded version will be made available on the Company’s website approximately one hour after the event and will remain available on IFF’s website for one year.

Cautionary Statement Under The Private Securities Litigation Reform Act of 1995

Statements in this press release, which are not historical facts or information, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current assumptions, estimates and expectations including those concerning expected cash flow and availability of capital resources to fund our operations and meet our debt service requirements; our ability to execute on our strategic and financial transformation, including the progress and success of our portfolio optimization strategy (including the sale process for our Pharma Solutions business), through non-core business divestitures and acquisitions, and expectations regarding the implementation of our refreshed growth-focused strategy and expectations around our business divestitures; our ability to continue to generate value for, and return cash to, our shareholders; expectations of the impact of inflationary pressures and the pricing actions to offset exposure to such impacts; the impact of high input costs, including commodities, raw materials, transportation and energy; the expected impact of global supply chain challenges; our ability to enhance our innovation efforts, drive cost efficiencies and execute on specific consumer trends and demands; the growth potential of the markets in which we operate, including the emerging markets; expectations regarding sales and profit for the fiscal year 2024, including the impact of foreign exchange, pricing actions, raw materials, energy, and sourcing, logistics and manufacturing costs; the impact of global economic uncertainty and recessionary pressures on demand for consumer products; the success of our integration efforts, following the N&B Transaction, and ability to deliver on our synergy commitments as well as future opportunities for the combined company; our strategic investments in capacity and increasing inventory to drive improved profitability; our ability to drive cost discipline measures and the ability to recover margin to pre-inflation levels; expected capital expenditures in 2024; and the expected costs and benefits of our ongoing optimization of our manufacturing operations, including the expected number of closings.

These forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Certain of such forward-looking information may be identified by such terms as “expect”, “anticipate”, “believe”, “intend”, “outlook”, “may”, “estimate”, “should”, “predict” and similar terms or variations thereof. Such forward-looking statements are based on a series of expectations, assumptions, estimates and projections about the Company, are not guarantees of future results or performance, and involve significant risks, uncertainties and other factors, including assumptions and projections, for all forward periods. Our actual results may differ materially from any future results expressed or implied by such forward-looking statements.

Such risks, uncertainties and other factors include, among others, the following: (1) our substantial amount of indebtedness and its impact on our liquidity, credit ratings and ability to return capital to its shareholders; (2) our ability to successfully execute the next phase of our strategic transformation; (3) our ability to declare and pay dividends which is subject to certain considerations; (4) the impact of the outcomes of legal claims, disputes, regulatory investigations and litigation; (5) inflationary trends, including in the price of our input costs, such as raw materials, transportation and energy; (6) supply chain disruptions, geopolitical developments, including the Russia-Ukraine war, the Israel-Hamas war and wider Middle East developments (including disruptions to the Red Sea passage) or climate-change related events (including severe weather events) that may affect our suppliers or procurement of raw materials; (7) our ability to attract and retain key employees, and manage turnover of top executives; (8) our ability to successfully market to our expanded and diverse customer base; (8) our ability to effectively compete in our market and develop and introduce new products that meet customers’ needs; (9) changes in demand from large multi-national customers due to increased competition and our ability to maintain “core list” status with customers; (10) our ability to successfully develop innovative and cost-effective products that allow customers to achieve their own profitability expectations; (11) disruption in the development, manufacture, distribution or sale of our products from international conflicts (such as the Russia-Ukraine war and the Israel-Hamas war), geopolitical events, trade wars, natural disasters (such as the COVID-19 pandemic), public health crises, terrorist acts, labor strikes, political or economic crises (such as the uncertainty related to U.S. government funding negotiations), accidents and similar events; (12) the impact of a significant data breach or other disruption in our information technology systems, and our ability to comply with data protection laws in the U.S. and abroad; (13) our ability to benefit from our investments and expansion in emerging markets; (14) the impact of currency fluctuations or devaluations in the principal foreign markets in which we operate; (15) economic, regulatory and political risks associated with our international operations; (16) the impact of global economic uncertainty (including increased inflation) on demand for consumer products; (17) our ability to integrate the N&B Business and realize anticipated synergies, among other benefits; (18) our ability to react in a timely and cost-effective manner to changes in consumer preferences and demands, including increased awareness of health and wellness; (19) our ability to meet increasing customer, consumer, shareholder and regulatory focus on sustainability; (20) our ability to successfully manage our working capital and inventory balances; (21) any impairment on our tangible or intangible long-lived assets; (22) our ability to enter into or close strategic transactions or divestments, or successfully establish and manage acquisitions, collaborations, joint ventures or partnerships; (23) changes in market conditions or governmental regulations relating to our pension and postretirement obligations; (24) the impact of the phase out of the London Interbank Offered Rate (“LIBOR”) on our variable rate interest expense; (25) our ability to comply with, and the costs associated with compliance with, regulatory requirements and industry standards, including regarding product safety, quality, efficacy and environment impact; (26) defects, quality issues (including product recalls), inadequate disclosure or misuse with respect to the products and capabilities; (27) our ability to comply with, and the costs associated with compliance with, U.S. and foreign environmental protection laws; (28) the impact of our or our counterparties’ failure to comply with the U.S. Foreign Corrupt Practices Act, similar U.S. or foreign anti-bribery and anti-corruption laws and regulations, applicable sanctions laws and regulations in the jurisdictions in which we operate or ethical business practices and related laws and regulations; (29) our ability to protect our intellectual property rights; (30) the impact of changes in federal, state, local and international tax legislation or policies and adverse results of tax audits, assessments, or disputes; (31) the impact of any tax liability resulting from the N&B Transaction; and (32) our ability to comply with data protection laws in the U.S. and abroad.

The foregoing list of important factors does not include all such factors, nor necessarily present them in order of importance. In addition, you should consult other disclosures made by the Company (such as in our other filings with the SEC or in company press releases) for other factors that may cause actual results to differ materially from those projected by the Company. Please refer to Part I. Item 1A., Risk Factors, of the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2024 for additional information regarding factors that could affect our results of operations, financial condition and liquidity.

We intend our forward-looking statements to speak only as of the time of such statements and do not undertake or plan to update or revise them as more information becomes available or to reflect changes in expectations, assumptions or results. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of, or any material adverse change in, one or more of the risk factors or risks and uncertainties referred to in this press release or included in our other periodic reports filed with the SEC could materially and adversely impact our operations and our future financial results. Any public statements or disclosures made by us following this press release that modify or impact any of the forward-looking statements contained in or accompanying this press release will be deemed to modify or supersede such outlook or other forward-looking statements in or accompanying this press release.

Use of Non-GAAP Financial Measures

We provide in this press release non-GAAP financial measures, including: (i) comparable currency neutral sales; (ii) adjusted operating EBITDA and comparable adjusted operating EBITDA; (iii) adjusted operating EBITDA margin; (iv) adjusted EPS ex amortization; (v) free cash flow; and (vi) net debt to credit adjusted EBITDA.

Our non-GAAP financial measures are defined below.

Currency Neutral metrics eliminate the effects that result from translating non-U.S. currencies to U.S. dollars. We calculate currency neutral numbers by translating current year invoiced sale amounts at the exchange rates used for the corresponding prior year period. We use currency neutral results in our analysis of subsidiary or segment performance. We also use currency neutral numbers when analyzing our performance against our competitors.

Adjusted operating EBITDA and adjusted operating EBITDA margin exclude depreciation and amortization, interest expense, other expense, net, and certain non-recurring or unusual items that are not part of recurring operations such as, restructuring and other charges, acquisition, divestiture and integration related costs, entity realignment costs, strategic initiatives costs, regulatory costs and other items.

Adjusted EPS ex Amortization excludes the impact of non-operational items including, restructuring and other charges, acquisition, divestiture and integration related costs, losses (gains) on business disposals, entity realignment costs, strategic initiatives costs, regulatory costs and other items that are not a part of recurring operations.

Free Cash Flow is operating cash flow (i.e. cash flow from operations) less capital expenditures.

Net debt to credit adjusted EBITDA is the leverage ratio used in our credit agreements and defined as net debt (which is debt for borrowed money less cash and cash equivalents) divided by the trailing 12-month credit adjusted EBITDA. Credit adjusted EBITDA is defined as income (loss) before interest expense, income taxes, depreciation and amortization, specified items and non-cash items.

Comparable results for the first quarter exclude the impact of divestitures and acquisitions.

These non-GAAP measures are intended to provide additional information regarding our underlying operating results and comparable year-over-year performance. Such information is supplemental to information presented in accordance with GAAP and is not intended to represent a presentation in accordance with GAAP. In discussing our historical and expected future results and financial condition, we believe it is meaningful for investors to be made aware of and to be assisted in a better understanding of, on a period-to-period comparable basis, financial amounts both including and excluding these identified items, as well as the impact of exchange rate fluctuations. These non-GAAP measures should not be considered in isolation or as substitutes for analysis of the Company’s results under GAAP and may not be comparable to other companies’ calculation of such metrics.

The Company cannot reconcile its expected adjusted operating EBITDA under "Financial Guidance" without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time. These items include but are not limited to acquisition, divestiture and integration related costs, gains (losses) on business disposals, and regulatory costs.

Welcome to IFF

At IFF (NYSE: IFF), an industry leader in food, beverage, scent, health and biosciences, science and creativity meet to create essential solutions for a better world – from global icons to unexpected innovations and experiences. With the beauty of art and the precision of science, we are an international collective of thinkers who partners with customers to bring scents, tastes, experiences, ingredients and solutions for products the world craves. Together, we will do more good for people and planet. Learn more at iff.com, Twitter, Facebook, Instagram, and LinkedIn.

International Flavors & Fragrances Inc.
Consolidated Statements of Income (Loss)
(Amounts in millions except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023	% Change
Net sales	$2,899	$3,027	(4)%
Cost of goods sold	1,875	2,063	(9)%
Gross profit	1,024	964	6%
Research and development expenses	166	161	3%
Selling and administrative expenses	490	454	8%
Amortization of acquisition-related intangibles	168	171	(2)%
Restructuring and other charges	3	52	(94)%
Gains on sale of assets	(2)	(5)	(60)%
Operating profit	199	131	52%
Interest expense	83	100	(17)%
Other expense, net	1	17	(94)%
Income before taxes	115	14	NMF
Provision for income taxes	54	22	145%
Net income (loss)	61	(8)	NMF
Net income attributable to non-controlling interests	1	1	—%
Net income (loss) attributable to IFF shareholders	$60	$(9)	NMF

Net income (loss) per share - basic(1)	$0.23	$(0.04)
Net income (loss) per share - diluted(1)	$0.23	$(0.04)

Average number of shares outstanding - basic	255	255
Average number of shares outstanding - diluted	256	255

(1)    For 2023, net loss per share reflects adjustments related to the redemption value of certain redeemable non-controlling interests.
NMF Not meaningful

International Flavors & Fragrances Inc.
Condensed Consolidated Balance Sheets
(Amounts in millions)
(Unaudited)

	March 31,	December 31,
	2024	2023
Cash, cash equivalents, and restricted cash	$739	$709
Receivables, net	1,977	1,726
Inventories	2,411	2,477
Other current assets	1,280	1,381
Total current assets	6,407	6,293

Property, plant and equipment, net	4,145	4,240
Goodwill and other intangibles, net	18,654	18,992
Other assets	1,436	1,453
Total assets	$30,642	$30,978

Short-term borrowings	$1,148	$885
Other current liabilities	2,672	2,873
Total current liabilities	3,820	3,758

Long-term debt	9,150	9,186
Non-current liabilities	3,346	3,392

Shareholders' equity	14,326	14,642
Total liabilities and shareholders' equity	$30,642	$30,978

International Flavors & Fragrances Inc.
Consolidated Statements of Cash Flows
(Amounts in millions)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$61	$(8)
Adjustments to reconcile to net cash provided by operating activities
Depreciation and amortization	278	276
Deferred income taxes	(9)	(28)
Gains on sale of assets	(2)	(5)
Losses on business divestitures	—	14
Stock-based compensation	18	12
Pension contributions	(7)	(7)
Changes in assets and liabilities, net of acquisitions:
Trade receivables	(290)	(63)
Inventories	34	219
Accounts payable	83	(144)
Accruals for incentive compensation	(46)	(70)
Other current payables and accrued expenses	(28)	(51)
Other assets/liabilities, net	7	(18)
Net cash provided by operating activities	99	127
Cash flows from investing activities:
Additions to property, plant and equipment	(118)	(175)
Proceeds from disposal of assets	3	7
Net proceeds received from business divestitures	37	1
Net cash used in investing activities	(78)	(167)
Cash flows from financing activities:
Cash dividends paid to shareholders	(207)	(206)
Increase (decrease) in revolving credit facility and short-term borrowings	250	(100)
Deferred financing costs	—	(2)
Net borrowings of commercial paper (maturities less than three months)	833	393
Repayments of long-term debt	(833)	—
Employee withholding taxes paid	(1)	(6)
Other, net	(2)	(1)
Net cash provided by financing activities	40	78
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(25)	27
Net change in cash, cash equivalents and restricted cash	36	65
Cash, cash equivalents and restricted cash at beginning of year	735	552
Cash, cash equivalents and restricted cash at end of period	$771	$617
The following table reconciles cash, cash equivalents and restricted cash between the Company's statement of cash flows for the periods ended March 31, 2024 and March 31, 2023 to the amounts reported on the Company's balance sheet:

AMOUNTS IN MILLIONS	March 31, 2024	December 31, 2023	March 31, 2023	December 31, 2022
Current assets
Cash and cash equivalents	$732	$703	$590	$483
Cash and cash equivalents included in Assets held for sale	32	26	4	52
Restricted cash	7	6	16	10
Non-current assets
Restricted cash included in Other assets	—	—	7	7
Cash, cash equivalents and restricted cash	$771	$735	$617	$552

International Flavors & Fragrances Inc.
Reportable Segment Performance
(Amounts in millions)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Net Sales
Nourish	$1,496	$1,653
Health & Biosciences	531	513
Scent	645	608
Pharma Solutions	227	253
Consolidated	$2,899	$3,027
Segment Adjusted Operating EBITDA
Nourish	$216	$208
Health & Biosciences	159	131
Scent	157	105
Pharma Solutions	46	59
Total	578	503
Depreciation & Amortization	(278)	(276)
Interest Expense	(83)	(100)
Other Expense, net	(1)	(17)
Restructuring and Other Charges	(3)	(52)
Acquisition, Divestiture and Integration Related Costs	(58)	(31)
Entity Realignment Costs	(1)	—
Strategic Initiatives Costs	(4)	(13)
Regulatory Costs	(35)	(5)
Other	—	5
Income Before Taxes	$115	$14
Segment Adjusted Operating EBITDA Margin
Nourish	14.4%	12.6%
Health & Biosciences	29.9%	25.5%
Scent	24.3%	17.3%
Pharma Solutions	20.3%	23.3%
Consolidated	19.9%	16.6%

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Gross Profit
	First Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$1,024	$964
Acquisition, Divestiture and Integration Related Costs (b)	1	—
Adjusted (Non-GAAP)	$1,025	$964

Reconciliation of Selling and Administrative Expenses
	First Quarter
(DOLLARS IN MILLIONS)	2024	2023
Reported (GAAP)	$490	$454
Acquisition, Divestiture and Integration Related Costs (b)	(57)	(31)
Entity Realignment Costs (d)	(1)	—
Strategic Initiatives Costs (e)	(4)	(13)
Regulatory Costs (f)	(35)	(5)
Other (g)	(2)	—
Adjusted (Non-GAAP)	$391	$405

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
(Unaudited)

The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Net Income (Loss) and EPS
	First Quarter
	2024				2023
(DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)	Income before taxes	Provision for income taxes (h)	Net income attributable to IFF (i)	Diluted EPS	Income before taxes	Provision for income taxes (h)	Net (loss) income attributable to IFF (i)	Diluted EPS (j)
Reported (GAAP)	$115	$54	$60	$0.23	$14	$22	$(9)	$(0.04)
Restructuring and Other Charges (a)	3	1	2	0.01	52	12	40	0.15
Acquisition, Divestiture and Integration Related Costs (b)	58	(7)	65	0.26	31	(7)	38	0.15
Losses (Gains) on Business Disposals (c)	—	—	—	—	14	3	11	0.04
Entity Realignment Costs (d)	1	—	1	—	—	—	—	—
Strategic Initiatives Costs (e)	4	1	3	0.01	13	3	10	0.04
Regulatory Costs (f)	35	4	31	0.12	5	1	4	0.01
Other (g)	—	—	—	—	(5)	(1)	(4)	(0.02)
Adjusted (Non-GAAP)	$216	$53	$162	$0.63	$124	$33	$90	$0.35

Reconciliation of Adjusted (Non-GAAP) EPS ex. Amortization
	First Quarter
(DOLLARS AND SHARE AMOUNTS IN MILLIONS)	2024	2023
Numerator
Adjusted (Non-GAAP) Net Income	$162	$90
Amortization of Acquisition related Intangible Assets	168	171
Tax impact on Amortization of Acquisition related Intangible Assets (h)	41	39
Amortization of Acquisition related Intangible Assets, net of tax (k)	127	132
Adjusted (Non-GAAP) Net Income ex. Amortization	$289	$222

Denominator
Weighted average shares assuming dilution (diluted)	256	255
Adjusted (Non-GAAP) EPS ex. Amortization	$1.13	$0.87

(a)	For 2024, represents costs related to lease impairment and severance as part of the Company's restructuring efforts. For 2023, represents costs primarily related to severance as part of the Company's restructuring efforts.
(b)	For 2024 and 2023, primarily represents costs related to the Company's actual and planned acquisitions and divestitures and integration related activities primarily for N&B. These costs primarily consisted of external consulting fees, professional and legal fees and salaries of individuals who are fully dedicated to such efforts. For 2024 and 2023, tax expenses for business divestiture costs included establishments of deferred tax liabilities related to planned sales of businesses.

For the three months ended March 31, 2024, business divestiture and integration related costs were approximately $56 million and $2 million, respectively. For the three months ended March 31, 2023, business divestiture and integration related costs were approximately $21 million and $10 million, respectively.
(c)	Represents losses recognized primarily as part of the liquidation of a business in Russia in preparation for the sale of the portion of the Savory Solutions business.
(d)	Represents costs related to the Company's entity realignment project to optimize the structure of holding companies, primarily consulting fees.
(e)	Represents costs related to the Company's strategic assessment and business portfolio optimization efforts and reorganizing the Global Business Services Centers, primarily consulting fees.
(f)	Represents costs primarily related to legal fees incurred and provisions recognized for the ongoing investigations of the fragrance businesses.
(g)	For 2024, represents the net impact of costs related to severance, including accelerated stock compensation expense, for a certain executive who has separated from the Company and gains from sale of assets. For 2023, represents gains from sale of assets.
(h)	The income tax effects of non-GAAP adjustments are calculated based on the applicable statutory tax rate for the relevant jurisdiction, except for those items which are non-taxable or subject to valuation allowances for which the tax expense (benefit) was calculated at 0%. The tax benefit for amortization is calculated in a similar manner as the tax effects of the non-GAAP adjustments.
(i)	For 2024, reported and adjusted net income are each decreased by income attributable to non-controlling interest of $1 million. For 2023, reported net loss is increased by income attributable to non-controlling interest of $1 million, and adjusted net income is decreased by income attributable to non-controlling interest of $1 million.
(j)	The sum of these items does not foot due to rounding.
(k)	Represents all amortization of intangible assets acquired in connection with acquisitions, net of tax.

International Flavors & Fragrances Inc.
Debt Covenants
(Amounts in millions)
(Unaudited)
The following information and schedules provide reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedules are not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

Reconciliation of Credit Adjusted EBITDA to Net Loss
(DOLLARS IN MILLIONS)	Twelve Months Ended March 31, 2024
Net loss	$(2,498)
Interest expense(1)	363
Income taxes	77
Depreciation and amortization	1,144
Specified items(2)	2,946
Non-cash items(3)	130
Credit Adjusted EBITDA	$2,162
 _______________________
(1)Certain adjustments were made to interest expense associated with our cash pooling arrangements for the second through fourth quarters of 2023.
(2)Specified items consisted of restructuring and other charges, impairment of goodwill, acquisition, divestiture and integration related costs, entity realignment costs, strategic initiatives costs, regulatory costs and other costs that are not related to recurring operations.
(3)Non-cash items consisted of losses (gains) on sale of assets, losses on business disposals, gain on China facility relocation, write-down of inventory related to Locust Bean Kernel and stock-based compensation.

Net Debt to Total Debt
(DOLLARS IN MILLIONS)	March 31, 2024
Total debt(1)	$10,324
Adjustments:
Cash and cash equivalents(2)	764
Net debt	$9,560
 _______________________
(1)Total debt used for the calculation of net debt consisted of short-term debt, long-term debt, short-term finance lease obligations and long-term finance lease obligations.
(2)Cash and cash equivalents included approximately $32 million currently in Assets held for sale on the Consolidated Balance Sheets.

International Flavors & Fragrances Inc.
Comparable Reportable Segment Performance
(Amounts in millions)
(Unaudited)
The following information and schedule provides reconciliation information between reported GAAP amounts and non-GAAP certain adjusted amounts. This information and schedule is not intended as, and should not be viewed as, a substitute for reported GAAP amounts or financial statements of the Company prepared and presented in accordance with GAAP.

	Three Months Ended March 31,
	2024	2023
Net Sales
Nourish(1)	$1,496	$1,515
Health & Biosciences	531	513
Scent(2)	645	588
Pharma Solutions	227	253
Consolidated	$2,899	$2,869
Segment Adjusted Operating EBITDA
Nourish(1)	$216	$192
Health & Biosciences	159	131
Scent(2)	157	101
Pharma Solutions	46	59
Total	578	483
Depreciation & Amortization	(278)	(276)
Interest Expense	(83)	(100)
Other Expense, net	(1)	(17)
Restructuring and Other Charges	(3)	(52)
Acquisition, Divestiture and Integration Related Costs	(58)	(31)
Entity Realignment Costs	(1)	—
Strategic Initiatives Costs	(4)	(13)
Regulatory Costs	(35)	(5)
Other	—	5
Impact of Business Divestitures(3)	—	20
Income Before Taxes	$115	$14
Segment Adjusted Operating EBITDA Margin
Nourish	14.4%	12.7%
Health & Biosciences	29.9%	25.5%
Scent	24.3%	17.2%
Pharma Solutions	20.3%	23.3%
Consolidated	19.9%	16.8%
______________________
(1)Nourish sales and segment adjusted operating EBITDA information for the three months ended March 31, 2023 exclude the results of the portion of the Savory Solutions business and Sonarome business that were divested to present fully comparable scenarios of the Company. The divestitures were completed on May 31, 2023 and December 1, 2023, respectively.
(2)Scent sales and segment adjusted operating EBITDA information for the three months ended March 31, 2023 exclude the results of the Flavor Specialty Ingredients business that was divested to present fully comparable scenarios of the Company. The divestiture was completed on August 1, 2023.
(3)Information related to the amounts exclude the results of the portion of the Savory Solutions business, Flavor Specialty Ingredients business and Sonarome business that were divested in the second quarter of 2023 (May 31, 2023), third quarter of 2023 (August 1, 2023) and fourth quarter of 2023 (December 1, 2023), respectively, to present fully comparable scenarios of the Company.

International Flavors & Fragrances Inc.
GAAP to Non-GAAP Reconciliation
Comparable Foreign Exchange Impact
(Unaudited)

Q1 Nourish	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(9)%	4%	1.8%
Portfolio Impact	8%	9%	(0.1)%
% Change - Comparable	(1)%	13%	1.7%
Currency Impact	4%
% Change - Currency Neutral	3%

Q1 Health & Biosciences	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	4%	21%	4.4%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	4%	21%	4.4%
Currency Impact	2%
% Change - Currency Neutral	6%

Q1 Scent	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	6%	50%	7.0%
Portfolio Impact	4%	6%	0.1%
% Change - Comparable	10%	55%	7.1%
Currency Impact	6%
% Change - Currency Neutral	16%

Q1 Pharma Solutions	Sales	Segment Adjusted Operating EBITDA	Segment Adjusted Operating EBITDA Margin
% Change - Reported	(10)%	(22)%	(3.0)%
Portfolio Impact	0%	0%	0.0%
% Change - Comparable	(10)%	(22)%	(3.0)%
Currency Impact	(1)%
% Change - Currency Neutral	(11)%

Q1 Consolidated	Sales	Adjusted Operating EBITDA	Adjusted Operating EBITDA Margin
% Change - Reported	(4)%	15%	3.3%
Portfolio Impact	5%	5%	(0.2)%
% Change - Comparable	1%	20%	3.1%
Currency Impact	4%
% Change - Currency Neutral	5%

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Note: The sum of these items may not foot due to rounding.